Exhibit 3.27

Number: BC0893193

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that 0888046 B.C. LTD. changed its name to TERRANE METALS CORP. on October 20, 2010 at 10:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On October 20, 2010 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada